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  EXHIBIT 11.1


                                META GROUP, INC.

                    EXHIBIT TO QUARTERLY REPORT ON FORM 10-Q

                   COMPUTATION OF NET INCOME PER COMMON SHARE


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
                                                                               FOR THE THREE MONTHS ENDED
                                                                                        MARCH 31,
--------------------------------------------------------------------------------------------------------
                                                                                  2000          1999
                                                                               ----------    ----------
Net income..................................................................   $1,784,000    $1,309,000
                                                                               ==========    ==========

Weighted average number of common and common equivalent shares outstanding:

     Average number of common shares
       outstanding during the period........................................   10,319,896    11,830,397

     Add common share equivalents -- options
       to purchase common shares and contingent shares......................    1,659,805     1,074,948
                                                                               ----------    ----------
              Total.........................................................   11,979,701    12,905,345
                                                                               ==========    ==========

Net income per diluted common share.........................................         $.15          $.10
                                                                                     ====          ====

Net income per basic common share...........................................         $.17          $.11
                                                                                     ====          ====
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